Exhibit 99.2

Q3 FY08 Question & Answer

March 27, 2008

1.	What were some examples of major brands in the Consumer Foods segment posting sales growth for the quarter?

ACT II

Banquet

Blue Bonnet

Egg Beaters

Healthy Choice

Hebrew National

Hunt’s

Libby’s

Manwich

Marie Callender’s

Orville Redenbacher’s

PAM

Rosarita

Ro*Tel

Slim Jim

Swiss Miss

Wesson

2.	What were some examples of major brands in the Consumer Foods segment posting sales declines for the quarter?

Chef Boyardee

Crunch N Munch

Kid Cuisine

Knott’s Berry Farm

Parkay

Pemmican

Reddi-wip

Snack Pack

Wolf

3.	What were unit volume changes for the quarter in the Consumer Foods and Food and Ingredients segments?

As reported Consumer Foods volume increased 6%; excluding items impacting comparability, volume increased 4%.

Food and Ingredients volume increased 1%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $78 million (versus approximately $91 million in Q3 2007)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $72 million (versus approximately $147 million in Q3 2007)

6.	What was the net interest expense for the quarter?

Approximately $62 million (versus approximately $56 million in Q3 2007)

7.	What was corporate expense for the quarter?

Approximately $84 million for the quarter (versus approximately $86 million in Q3 2007)

8.	How much did the company pay in dividends during the quarter?

Approximately $93 million

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 491 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = gross profit* divided by net sales

Gross margin = $973/$3,528 = 28%

Operating margin = segment operating profit** divided by net sales

Operating margin = $562/$3,528 = 16%

*	Gross profit = net sales – costs of goods sold ($3,528 – $2,555 = $973)
**	See third-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $416/$3,528 = 12%.

11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q3 FY08	Q3 FY07
Total debt*	$3,809	$3,480
Less: Cash on hand	$128	$497

Net debt total	$3,681	$2,983

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net debt to total capital ratio at quarter end?

42% currently and 39% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 33%. Going forward, the company expects an effective tax rate in the range of 34%-35% for continuing operations, excluding items impacting comparability.

14.	What are the projected capital expenditures for fiscal 2008?

Approximately $475 million

15.	What is the expected net interest expense for fiscal 2008?

Approximately $250 million

16.	Did the company repurchase any shares during the third quarter?

No. The company has $500 million of remaining share repurchase authorization, and plans to repurchase shares periodically, depending on market conditions, and may make purchases in the open market or through privately negotiated transactions.

17.	Please provide additional detail concerning the International segment restructuring.

During the quarter, the company announced plans to streamline some activities in the International segment, which involved integrating International headquarter support into the company’s domestic branded business, as well as exiting a number of markets (mainly Europe and Japan). These actions should significantly lower overall SG&A costs over time, more than offsetting forgone profits from the markets exited. The company’s primary focus for international operations going forward will be on Canada, Mexico, Puerto Rico, Latin America, the Caribbean, China, and India.

18.	As reported in the earnings release and prior releases, what are the main items in the third-quarter fiscal 2008 diluted EPS from continuing operations that will affect comparability with third-quarter fiscal 2007 diluted EPS?

Summary of major items included in diluted EPS of $0.63 from continuing operations for the second quarter of fiscal 2008	Third Quarter FY08
Expense related to restructuring program	$0.02
Benefit from a lower-than-normal tax rate	$0.02

Summary of major items included in diluted EPS of $0.37 from continuing operations for the second quarter of fiscal 2007	Third Quarter FY07
Expense related to restructuring program	$0.03
Benefit from a lower-than-normal tax rate	$0.01
Benefit related to a legal settlement	$0.01
Costs related to peanut butter recall	$0.06

Note on Forward-Looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, the company’s ability to complete the pending Trading & Merchandising transaction, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s peanut butter recall, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.